
                                  EXHIBIT 99.1

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             GOLDEN GENESIS COMPANY

                            GGC ACQUISITION COMPANY

                                      and

                          KYOCERA INTERNATIONAL, INC.

                            Dated as of May 26, 1999
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                               TABLE OF CONTENTS
                               -----------------
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ARTICLE I      THE MERGER..........................................................   3
        1.1.   THE MERGER..........................................................   3
        1.2.   EFFECTIVE TIME......................................................   3
        1.3.   CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION....   3
        1.4.   DIRECTORS OF SURVIVING CORPORATION..................................   3
        1.5.   COMPANY DELIVERIES..................................................   3
        1.6.   PARENT AND BUYER CLOSING DELIVERIES.................................   4

ARTICLE II     CONVERSION OF COMPANY COMMON STOCK..................................   5
        2.1.   EFFECT ON COMPANY COMMON STOCK AND BUYER'S CAPITAL STOCK............   5
        2.2.   COMPANY OPTION PLANS................................................   5
        2.3.   CONSUMMATION OF THE MERGER..........................................   5

ARTICLE III    DISSENTING SHARES; PAYMENT FOR SHARES...............................   6
        3.1.   DISSENTING SHARES...................................................   6
        3.2.   PAYMENT FOR SHARES..................................................   6

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................   8
        4.1.   ORGANIZATION........................................................   8
        4.2.   CAPITALIZATION......................................................   8
        4.3.   AUTHORITY...........................................................   9
        4.4.   SEC DOCUMENTS; FINANCIAL STATEMENTS.................................  10
        4.5.   FINANCIAL CONDITION.................................................  10
        4.6.   LITIGATION..........................................................  11
        4.7.   COMPLIANCE WITH APPLICABLE LAW......................................  11
        4.8.   TAXES...............................................................  11
        4.9.   TERMINATION, SEVERANCE AND EMPLOYMENT AGREEMENTS....................  12
       4.10.   EMPLOYEE BENEFIT PLANS; ERISA.......................................  12
       4.11.   ENVIRONMENTAL MATTERS...............................................  14
       4.12.   ASSETS; REAL PROPERTY; INTELLECTUAL PROPERTY........................  15
       4.13.   SYSTEMS AND SOFTWARE; YEAR 2000.....................................  17
       4.14.   LABOR MATTERS.......................................................  17
       4.15.   AGREEMENTS..........................................................  18
       4.16.   INSURANCE...........................................................  19
       4.17.   SUPPLIERS AND CUSTOMERS.............................................  19
       4.18.   BOOKS AND RECORDS...................................................  19
       4.19.   BANKING FACILITIES..................................................  19
       4.20.   DELAWARE SECTION 203................................................  20
       4.21.   BROKER'S FEES.......................................................  20
       4.22.   REPRESENTATIONS AND WARRANTIES......................................  20

                                       i
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ARTICLE V      REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER..................  20
        5.1.   ORGANIZATION........................................................  20
        5.2.   AUTHORITY...........................................................  20
        5.3.   NO VIOLATIONS; CONSENTS AND APPROVALS...............................  21
        5.4.   BROKER'S FEES.......................................................  21
        5.5.   REPRESENTATIONS AND WARRANTIES......................................  21

ARTICLE VI     COVENANTS...........................................................  21
        6.1.   CONDUCT OF BUSINESS OF THE COMPANY..................................  21
        6.2.   NO SOLICITATION.....................................................  24
        6.3.   ACCESS TO INFORMATION; CONFIDENTIALITY..............................  25
        6.4.   REASONABLE BEST EFFORTS; OTHER ACTIONS..............................  25
        6.5.   PUBLIC ANNOUNCEMENTS AND OTHER COMMUNICATIONS.......................  26
        6.6.   NOTIFICATION OF CERTAIN MATTERS; REPORTING..........................  26
        6.7.   EXPENSES............................................................  27
        6.8.   HSR ACT FILINGS.....................................................  27
        6.9.   STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT................  28
       6.10.   INFORMATION.........................................................  28
       6.11.   ENVIRONMENTAL ASSESSMENTS...........................................  29

ARTICLE VII    CONDITIONS TO OBLIGATIONS OF THE COMPANY, PARENT AND BUYER..........  30
        7.1.   STOCKHOLDER APPROVAL................................................  30
        7.2.   NO ACTION OR PROCEEDING.............................................  30
        7.3.   MAILING OF PROXY STATEMENT..........................................  30
        7.4.   HSR ACT.............................................................  30
        7.5.   GOLDEN, COLORADO OFFICE.............................................  30

ARTICLE VIII   CONDITIONS TO THE OBLIGATIONS OF PARENT AND BUYER...................  31
        8.1.   REPRESENTATIONS AND WARRANTIES......................................  31
        8.2.   MATERIAL ADVERSE CHANGE.............................................  31
        8.3.   SATISFACTION OF CLOSING OBLIGATIONS.................................  31
        8.4.   DISSENTING SHARES...................................................  31
        8.5.   COMPLIANCE WITH COVENANTS...........................................  31
        8.6.   THIRD PARTY CONSENTS................................................  31

ARTICLE IX     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY........................  32
        9.1.   REPRESENTATIONS AND WARRANTIES......................................  32
        9.2.   COMPLIANCE WITH COVENANTS...........................................  32
        9.3.   SATISFACTION OF CLOSING OBLIGATIONS.................................  32

                                       ii
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ARTICLE X      TERMINATION AND ABANDONMENT.........................................  32
       10.1.   TERMINATION.........................................................  32
       10.2.   TERMINATION BY PARENT OR BUYER......................................  33
       10.3.   TERMINATION BY THE COMPANY..........................................  34
       10.4.   PROCEDURE FOR TERMINATION...........................................  34
       10.5.   EFFECT OF TERMINATION...............................................  34
       10.6.   TERMINATION FEE.....................................................  34
       10.7.   TOPPING FEE.........................................................  35
       10.8.   REMEDIES............................................................  35

ARTICLE XI     MISCELLANEOUS.......................................................  36
       11.1.   AMENDMENT AND MODIFICATION..........................................  36
       11.2.   WAIVER..............................................................  36
       11.3.   SURVIVABILITY.......................................................  36
       11.4.   NOTICES.............................................................  36
       11.5.   ASSIGNMENT..........................................................  37
       11.6.   GOVERNING LAW.......................................................  37
       11.7.   COUNTERPARTS........................................................  37
       11.8.   INTERPRETATION......................................................  37
       11.9.   ENTIRE AGREEMENT....................................................  38

Exhibits
--------

Exhibit A      Certificate of Incorporation of Surviving Corporation
Exhibit B      Stock Option Cancellation Agreement

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     AGREEMENT AND PLAN OF MERGER, dated as of May 26, 1999 (the "Agreement"), by and among GOLDEN GENESIS COMPANY, a Delaware corporation (the "Company"), GGC ACQUISITION COMPANY, a Delaware corporation ("Buyer"), and KYOCERA INTERNATIONAL, INC., a California corporation ("Parent").

                                   RECITALS:
                                   --------

     WHEREAS, Buyer is a wholly owned subsidiary of Parent;

     WHEREAS, the Boards of Directors of Buyer, Parent and the Company have each approved the merger of Buyer with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL");

     WHEREAS, Hanifen, Imhoff Inc., the Company's financial advisor, has rendered to the Board of Directors of the Company (the "Board") its written opinion that the Merger Price to be received by the stockholders of the Company pursuant to the Merger (as such terms are hereinafter defined) is fair to such stockholders from a financial point of view; and

     WHEREAS, the Board has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger is in the best interests of the stockholders of the Company, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

DEFINITIONS. The following terms used herein shall have the meanings ascribed in the indicated sections:

Acquisition Transaction................................................6.2(a)
Advisors..................................................................6.7
Agreement............................................................Preamble
Board................................................................RECITALS
Buyer................................................................Preamble
Certificate of Merger.....................................................1.2
Certificates...........................................................3.2(a)
Closing...................................................................1.2
Code......................................................................4.8
Company..............................................................Preamble
Company Agreements..................................................1.5(b)(i)
Company Balance Sheet..................................................4.5(b)
Company Common Stock...................................................2.1(a)
Company Material Contracts...............................................4.15
Company Permits...........................................................4.7
Company Preferred Stock...................................................4.2

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

Company Right of First Refusal.........................................6.2(a)
Contracts................................................................4.15
Delaware Secretary of State...............................................1.2
DOJ....................................................................4.3(b)
DGCL.................................................................RECITALS
Disclosure Letter..................................................ARTICLE IV
Dissenting Shares.........................................................3.1
Effective Time............................................................1.2
Employee Benefit Plan.................................................4.10(a)
Environmental Laws.......................................................4.11
ERISA.................................................................4.10(a)
ERISA Affiliate.......................................................4.10(b)
Exchange Act...........................................................4.3(b)
Exchange Offer...........................................................10.2
FTC....................................................................4.3(b)
Financial Statements...................................................4.5(a)
Hazardous Substances.....................................................4.11
HSR Act................................................................4.3(b)
Intellectual Property.................................................4.12(c)
Majority Shareholder...................................................3.2(b)
Material Adverse Effect..................................................11.8
Merger....................................................................1.1
Merger Deadline..........................................................10.1
Merger Price...........................................................2.1(a)
Multi-employer Plan...................................................4.10(a)
Option.................................................................2.2(a)
Option Plans...........................................................2.2(a)
Order..................................................................4.3(b)
Parent...............................................................Preamble
Paying Agent...........................................................3.2(a)
Pension Plan..........................................................4.10(a)
Permitted Liens.......................................................4.12(a)
Plans.................................................................4.10(a)
Proxy Statement........................................................6.9(b)
Real Property.........................................................4.12(b)
RPI Purchase Agreement............................................1.5(b)(vii)
SEC....................................................................4.3(b)
SEC Documents.............................................................4.4
Securities Act...........................................................10.2
Site Assessments......................................................6.11(a)
Subsidiary...............................................................11.8
Surviving Corporation.....................................................1.1
Systems...............................................................4.13(a)
Tax.......................................................................4.8
Tender Offer.............................................................10.2

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
Welfare Plan..........................................................4.10(a)
Year 2000 Compliance..................................................4.13(b)

                                   ARTICLE I
                                   THE MERGER

1.1. THE MERGER. In accordance with the provisions of this Agreement and the DGCL, at the Effective Time, Buyer shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects on the Company and Buyer as provided under the DGCL. At the Effective Time, the separate existence of Buyer shall cease, and the name of the Surviving Corporation shall be Golden Genesis Company, until thereafter changed as provided by law.

1.2. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII, ARTICLE VIII and
ARTICLE IX hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time"). Prior to such filing, a closing (the "Closing") shall be held at the offices of Loeb & Loeb LLP, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California, or such other place as the Company and Parent shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
ARTICLE VII, ARTICLE VIII and ARTICLE IX hereof.

1.3. CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read as set forth in Exhibit A hereto, and, as so amended, such amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation effective as of the Effective Time until thereafter amended as provided by law. The Bylaws of Buyer in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time until thereafter amended as provided by law.

1.4. DIRECTORS OF SURVIVING CORPORATION. Subject to applicable law, the initial directors of the Surviving Corporation upon the effectiveness of the Merger at the Effective Time shall be those persons who are the directors of Buyer immediately prior to the Effective Time, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.5. COMPANY DELIVERIES.

     (a) Signing Deliveries. On the date hereof, the Company has or has caused
         ------------------
to be delivered to Parent and Buyer (i) the Disclosure Letter, and (ii) a Bill of Sale and Assignment, among the Company and the other parties thereto.

     (b) Closing Deliveries. At the Closing and subject to the terms and
         ------------------
conditions of this Agreement, the Company shall deliver or otherwise make available to Parent and Buyer:

             (i) certified resolutions of the Board approving the Merger, this Agreement, all other agreements and instruments executed and delivered by the Company pursuant to the terms hereof (the "Company Agreements"), and the transactions contemplated hereby and thereby;

             (ii) certified resolutions duly adopted by the holders of a majority of the outstanding shares of Company Common Stock approving the Merger and this Agreement;

             (iii) a certificate of the secretary of the Company certifying as to the Company's and the Subsidiaries' respective certificates of incorporation, bylaws and incumbency of officers immediately prior to the Effective Time;

             (iv) resignations by each current member of the Board, each effective as of the Effective Time;

             (v)  the minute books of the Company;

             (vi) stock certificates representing all issued and outstanding shares of capital stock of the Subsidiaries and the stock ledger and other stock records (including all cancelled stock certificates) and minute books of each Subsidiary;

             (vii) the stock certificates representing 150,000 shares of Company Common Stock pledged by the sellers (the "Pledged Shares") named in that certain Share Purchase Agreement dated July 21, 1998, among the Company, Remote Power, Inc. and such sellers (the "RPI Purchase Agreement") as security for performance of such sellers' indemnification obligations, and any stock assignments or stock powers previously delivered to the Company with respect to the Pledged Shares, subject, however, to any prior release thereof in accordance with the terms of the RPI Purchase Agreement and the respective Security Agreement and Collateral Assignment related to such Pledged Shares; and

             (viii) a good standing certificate issued by the Maryland Secretary of State, including tax good standing, for Integrated Power Corporation.

1.6. PARENT AND BUYER CLOSING DELIVERIES. At the Closing and subject to the terms and conditions of this Agreement, Parent and Buyer shall each deliver to the Company: (i) certified resolutions of its respective board of directors and certified resolutions of the sole stockholder of Buyer, each approving the Merger, this Agreement and the transactions contemplated hereby; and (ii) a certificate of its respective secretary certifying as to its respective incumbency of officers as of the Effective Time.

                                  ARTICLE II
                       CONVERSION OF COMPANY COMMON STOCK

2.1.  EFFECT ON COMPANY COMMON STOCK AND BUYER'S CAPITAL STOCK.

      (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the Company's common stock, par value $.10 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares held in the treasury of the Company or by any wholly owned Subsidiary of the Company, which shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and shall cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares (as defined in Section 3.1 hereof)) shall be converted into the right to receive $2.33 net to the holder in cash (the "Merger Price"), payable to the holder thereof, without interest thereon, as set forth in Section 3.2 hereof.

      (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into 17,152,948 fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation.

2.2.  COMPANY OPTION PLANS

      (a) The Company and the Board shall take all actions necessary to cause
(a) each option to purchase shares of Company Common Stock (an "Option") that is outstanding immediately before the Effective Time, whether or not presently exercisable, to be canceled at the Effective Time by virtue of the Merger, and
(b) the plans of the Company and the Subsidiaries providing for Options ("Option Plans") to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of the Subsidiaries of any interest in respect of the capital stock of the Company or any of the Subsidiaries to be terminated as of the Effective Time. Without limiting the generality of the foregoing, the Company and the Board shall have given all requisite notices under all Option Plans and any agreements with respect to any Option, accelerated the vesting of Options and given holders of Options the requisite opportunity to exercise as is required, in each case, such that following the Effective Time no holder of Options or any participant in the Option Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company or any Subsidiary.

      (b) Upon delivery to Parent on the business day prior to the date of the Effective Time of an executed Stock Option Cancellation Agreement, in the form of Exhibit B hereto, a holder of an Option outstanding immediately before the Effective Time shall receive from the Company an amount equal to the product of
(i) the excess, if any, by which the Merger Price exceeds the exercise price of the Option and (ii) the number of Shares subject to the Option, such amount to be paid to the holder by bank check at the Effective Time.

2.3. CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII, ARTICLE VIII and ARTICLE IX hereof, (a) the Surviving Corporation shall execute in the manner required by the

DGCL and file with the Delaware Secretary of State the Certificate of Merger and
(b) the parties shall take such other and further actions as may be required by law to make the Merger effective.

                                  ARTICLE III
                     DISSENTING SHARES; PAYMENT FOR SHARES

3.1. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price, as provided in Section
2.1 hereof, unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL.
If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any voluntary payment with respect to, or settle or offer to settle, any such demands.

3.2.  PAYMENT FOR SHARES.

      (a) From and after the Effective Time, a bank or trust company designated by Parent and approved by the Company in its reasonable discretion shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price for certificates formerly representing shares of Company Common Stock and entitled to payment of the Merger Price pursuant to Section 2.1 hereof (the "Certificates"). At the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Paying Agent sufficient funds to permit the Paying Agent to make the payments contemplated by this Section 3.2 and Section 2.1 hereof.

      (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Certificates (other than Certificates representing shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price therefor. Upon the surrender of each such Certificate, the Paying Agent shall promptly pay the holder of such Certificate in exchange therefor cash in an amount equal to the Merger Price multiplied by the number of shares of Company Common Stock formerly represented by such Certificate, and such Certificate shall forthwith be canceled. Said payment (i) if requested by Golden Technologies Company, Inc., a Colorado corporation ("Majority Shareholder"), at least one (1) business day prior to the Closing, shall, upon delivery of Majority Shareholder's Certificate(s) at the Closing, be paid to Majority Shareholder on the date of the Closing, by wire transfer in immediately available funds, subject to Section 3.2(d) below and (ii) if requested by any holder of a Certificate who is an officer or director of the Company at least two (2) business days prior to the Closing, shall, upon delivery of such holder's Certificate(s) at the Closing, be paid to such holder at the Closing by delivery to such holder of a cashier's check subject to Section 3.2(d) below. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest shall be paid or accrued on such Merger Price.

      (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing a share or shares of Company Common Stock (other than Certificates representing shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company) are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Price relating thereto, without interest, as provided in this ARTICLE III hereof subject to applicable law in the case of Dissenting Shares.

      (d) The Merger Price shall be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 3.2(e) hereof, stock transfer taxes payable by such holder.

      (e) If payment of cash in respect of any Certificate is to be made to a person other than the person in whose name such Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable.

      (f) Promptly following the date which is one hundred eighty (180) days after the Effective Time, the Paying Agent shall deliver to Parent all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a share or shares of Company Common Stock (other than Certificates representing Dissenting Shares and Certificates representing shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company) may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any amount paid to a public official in accordance with applicable abandoned property, escheat or similar laws.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Buyer as follows, except as disclosed by the Company to Parent and Buyer in a Disclosure Letter dated of even date herewith (the "Disclosure Letter"):

4.1. ORGANIZATION. The Company and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and the Company and each of the Subsidiaries has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. The Company and each of the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except for such jurisdictions where the failure to so qualify or be licensed would not have any Material Adverse Effect (as defined in Section 11.8) on the Company or any of the Subsidiaries. Section 4.1(a) of the Disclosure Letter lists (a) the names of all of the Company's Subsidiaries, and (b) the jurisdiction of incorporation or formation (as applicable) of each such Subsidiary. Section 4.1(b) of the Disclosure Letter sets forth all of the jurisdictions in which the Company and the Subsidiaries are qualified to do business as foreign corporations. Copies of the Certificate of Incorporation and Bylaws of the Company and the articles or certificate of incorporation and bylaws of each of the Subsidiaries, including all amendments, have been made available to Parent and such copies are accurate and complete.

4.2. CAPITALIZATION. The authorized capital stock of the Company consists of 30,000,000 shares, of which 25,000,000 are shares of common stock, each par value $.10 per share, and 5,000,000 are shares of preferred stock ("Company Preferred Stock"), each par value $.001 per share. Section 4.2(a) of the Disclosure Letter lists the following information as of the date hereof: the capitalization of each Subsidiary and the number of shares of each Subsidiary's capital stock owned by the Company. The Company owns directly all of the outstanding capital stock of each Subsidiary (except that 1 share (or quota) of Golden Genesis do Brasil Energia Renovavel, Ltda. is owned by an individual who is a citizen of Brazil, the laws of which require that a citizen of that country be the holder of at least 1 quota of each corporation formed under the laws thereof), free and clear of any lien, claim or encumbrance and neither the Company nor any Subsidiary is a partner or member of any partnership, joint venture, limited liability company or similar entity. As of April 30, 1999, there were 17,152,948 shares of Company Common Stock issued and outstanding (excluding shares held in the Company's treasury) and no shares of Company Preferred Stock issued and outstanding, and as of the date hereof, an aggregate of 1,169 shares of Company Common Stock and no shares of Company Preferred Stock are held in the Company's treasury. All issued and outstanding shares of Company Common Stock and all issued and outstanding shares of capital stock of each Subsidiary, are duly authorized and validly issued, fully paid, nonassessable and, except as set forth in Section 4.2(b) of the Disclosure Letter, free of preemptive rights with respect thereto. As of the date hereof, there were outstanding options to purchase 3,190,697 shares of Company Common Stock under the Option Plans and no options to purchase shares of Company Common Stock not subject to any Option Plan and the Company has provided to Parent complete and accurate copies of each Option Plan and copies of all stock option agreements entered into by the Company. There is no restricted stock outstanding or available under the Option Plans. Section 4.2(c) of the Disclosure Letter contains a list of all Options outstanding, indicating for each: (a) the name of the grantee, (b) the grant date, (c) whether it was issued under an Option Plan, and if so, which Option Plan, and (d) the exercise price. Except for Options listed in Section 4.2(c) of the Disclosure Letter (which shall be canceled as provided in Section 2.2 hereof) and any shares of Company Common Stock issued upon exercise of such Options, the foregoing 17,152,948 shares of Company Common Stock (excluding shares held in the Company's treasury), and the shares of capital stock of each Subsidiary listed in Section 4.2(a) of the Disclosure Letter, there are not as of the date hereof, and at all times hereafter through the Effective Time there will not be (i) any shares of capital stock or other securities or other equity interests of the Company or any Subsidiary issued or outstanding, (ii) any options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or any of the Subsidiaries to issue, transfer, sell or vote any shares of its capital stock or (iii) any other securities convertible into or evidencing the right to subscribe for any such shares.

4.3.  AUTHORITY.

      (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Company Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board, and, other than approval by the Company's stockholders, no other corporate proceedings are necessary to authorize this Agreement or the Company Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Company Agreements have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company, enforceable against it in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable laws affecting creditors' rights generally or by general equitable principles affecting the enforcement of contracts.

      (b) Except as otherwise disclosed in Section 4.3(b) of the Disclosure Letter and except for: (i) the compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of Notification and Report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may hereafter be amended from time to time (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") with respect to the transactions contemplated herein, (iii) the obtaining of the requisite approval of the stockholders of the Company, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State, (v) the filing with, and approval of, the Nasdaq Stock Market and the Securities and Exchange Commission (the "SEC") with respect to the delisting and deregistration of the Company Common Stock, the execution and delivery by the Company of this Agreement and the Company Agreements and the consummation by the Company of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate or Articles of Incorporation or Bylaws of the Company or any Subsidiary; (b) violate in any material respect any applicable law or order, writ, injunction or decree (each, and "Order") or the rules or regulations of any nongovernmental self-regulatory agency by which the Company or any Subsidiary or any of their respective properties or assets may be bound; (c) require any filing by the Company with or permit, consent, or approval to be obtained by the Company from any governmental authority or any nongovernmental self-regulatory agency by which the Company or any of their respective properties or assets may be bound; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any lien or other encumbrance on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions, or provisions of any Contract or Company License, except, in the case of clauses (b), (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that could not reasonably be expected to prevent or delay consummation of any of the transactions contemplated hereby in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have a Material Adverse Effect.

4.4. SEC DOCUMENTS; FINANCIAL STATEMENTS. Since December 31, 1995, the Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, copies of which have been provided or made available, except to the extent prohibited by law, that were required to be filed with the SEC. All such reports, registrations and filings are collectively referred to as the "SEC Documents". As of their respective filing dates, each of the SEC Documents (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the SEC (or was amended so as to be so promptly following discovery of any such noncompliance) and none of such SEC Documents (as the same may have been so amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.5.  FINANCIAL CONDITION.

      (a) Financial Statements. The Company has provided or made available to
          --------------------
Parent complete and accurate copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 1998, December 31, 1997, and August 31, 1996, the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years then ended, certified by the Company's independent certified public accountants, whose reports thereon are included therewith (collectively, the "Financial Statements"). The Financial Statements (i) were prepared in accordance with the books and records of the Company and the Subsidiaries; (ii) were prepared in accordance with United States generally accepted accounting principles; and (iii) fairly present the Company's consolidated financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby.

      (b) Undisclosed Liabilities. Except (i) as reflected or reserved against
          -----------------------
on the audited consolidated balance sheet of the Company as of December 31, 1998 (the "Company Balance Sheet"), (ii) as disclosed or reflected in the SEC Documents, (iii) as disclosed in Section 4.5(b) of the Disclosure Letter, and
(iv) for current liabilities for trade or business obligations incurred since December 31, 1998 in connection with the purchase of goods or services in the ordinary course of business and consistent with past practice, neither the Company nor any Subsidiary has (a) incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) made any changes in accounting methods, principles or practices or (c) declared, set aside or paid any dividend or other distribution with respect to its capital stock. Since December 31, 1998, each of the Company and the Subsidiaries has conducted its operations according to its ordinary course of business consistent with past practice.

4.6.  LITIGATION.  Except as disclosed by the Company in the SEC Documents or in
Section 4.6 of the Disclosure Letter, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries or any of their respective properties or assets before any court or governmental authority, nor, to the knowledge of the Company, are there any facts that are reasonably likely to give rise to any such suit, claim, action, proceeding or investigation. Except as disclosed in Section 4.6 of the Disclosure Letter, neither the Company nor any of the Subsidiaries is subject to any outstanding Order.

4.7. COMPLIANCE WITH APPLICABLE LAW. Except as disclosed by the Company in the SEC Documents or in Section 4.7 of the Disclosure Letter, the Company and the Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses (including, without limitation, all of those required under Environmental Laws) (the "Company Permits"). Except as disclosed by the Company in the SEC Documents or in Section 4.7 of the Disclosure Letter, the Company and the Subsidiaries have in all material respects complied with and are in all material respects in compliance with the terms of the Company Permits and all applicable laws, ordinances, regulations or Orders, and no material capital expenditures will be required in order to insure continued compliance therewith. Except as disclosed by the Company in the SEC Documents, no investigation by any governmental authority with respect to the Company or any of the Subsidiaries is pending or, to the Company's knowledge, threatened nor has any governmental authority indicated an intention to conduct the same, and except as disclosed in Section 4.7 of the Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened proceedings by or before any governmental authority which involve new special assessments, assessment districts, bonds, taxes, condemnation actions, applicable laws or Orders or similar matters which, if instituted, could reasonably be expected to have a Material Adverse Effect.

4.8. TAXES. Each of the Company and the Subsidiaries has filed, or caused to be filed, all material federal, state, local and foreign income and other material tax returns required to be filed by it, has paid or withheld, or caused to be paid or withheld, all taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), that are shown on such tax returns as due and payable, other than such Taxes as are being contested in good faith and for which adequate reserves have been established. Each such tax return filed by the Company and each Subsidiary fully and accurately reflects its liability for Taxes for such year or period and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its future liabilities for material Taxes, including the Tax bases of its properties and assets. Except as disclosed in Section 4.8 of the Disclosure Letter, the Company and each of the Subsidiaries has paid or will timely pay all Taxes due with respect to any period ending at or prior to the Effective Time, or where the payment of Taxes is not yet due, has established, or with respect to Taxes incurred after the date hereof will timely establish in accordance with past practices, an adequate accrual in accordance with generally accepted accounting practices. Except as disclosed in Section 4.8 of the Disclosure Letter, there are no claims, assessments or audits pending, or to the Company's knowledge threatened, against the Company or the Subsidiaries for any alleged deficiency in any Tax. Neither the Company nor any Subsidiary has waived or extended any applicable statute of limitations to assess any Taxes. There are no outstanding requests for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. There are no liens for any Taxes upon the assets of the Company or any of the Subsidiaries (other than statutory liens for Taxes not yet due and payable and liens for real estate taxes being contested in good faith). Neither the Company nor any of the Subsidiaries is a party to, is bound by or has any obligation under, a tax sharing or tax allocation agreement or arrangement for the allocation, apportionment, sharing, indemnification or payment of taxes. Neither the Company nor any of the Subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") nor has any such corporation agreed to have Section 341(f)(2) of the Code applied to any disposition of a Subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code). The Company has delivered to Parent true and correct copies of all federal and state income tax returns of the Company and the Subsidiaries for the last five complete fiscal years.

4.9. TERMINATION, SEVERANCE AND EMPLOYMENT AGREEMENTS. Section 4.9 of the Disclosure Letter contains a complete and accurate list of each (a) written employment or severance agreement to which the Company or any Subsidiary is a party; and (b) written agreement, plan or arrangement to which the Company or any Subsidiary is a party under which any person may receive payments that may be subject to tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code. Except as set forth in Section 4.9 of the Disclosure Letter, since December 31, 1998, neither the Company nor any of the Subsidiaries has entered into or amended any written employment or severance agreement with any director, officer or other employee of the Company or any of the Subsidiaries or granted any severance or termination pay to any director, officer or employee of the Company or any of the Subsidiaries.

4.10.  EMPLOYEE BENEFIT PLANS; ERISA.

       (a) Neither the Company nor any Subsidiary maintains, administers, contributes to or has any liability under, and has not maintained, administered, contributed to or had any liability under any: employee pension benefit plan (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) ("Pension Plan") (including any multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA ("Multiemployer Plan")); employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Welfare Plan"); or bonus, stock, stock purchase, or stock option plan, deferred compensation plan, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement ("Employee Benefit Plan") other than those Pension Plans, Welfare Plans and Employee Benefit Plans described in Section 4.10(a) of the Disclosure Letter. The Pension Plans, Welfare Plans and Employee Benefit Plans (whether or not listed in any part of the Disclosure Letter) shall be collectively referred to herein as the "Plans".

      (b) None of (i) the Company, (ii) any Subsidiary or (iii) any other corporation or business which is now or at the relevant time was an affiliate of the Company or a Subsidiary, as determined under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), (i) maintains, administers, contributes to or has any liability under any Pension Plan subject to the minimum funding standards set forth in Section 412 of the Code or subject to Title IV of ERISA; or (ii) has ever maintained, administered, contributed to or had any liability under any Pension Plan subject to either the Code Section 412 minimum funding standards or Title IV of ERISA, other than a terminated Pension Plan as to which all liabilities have been satisfied in full.

      (c) Except as set forth in Section 4.10(c) of the Disclosure Letter, all Plans and related trusts, insurance contracts or other funding arrangements have been maintained and administered in all material respects in compliance with each applicable provision of ERISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Without limiting the generality of the preceding sentence, no Plan fiduciary who is or was an officer or employee of the Company or who is or was otherwise affiliated with the Company has engaged in a prohibited transaction or other wrongdoing in respect of any Plan. Each Pension Plan which is intended to be qualified under Code Section 401(a) has been administered in material compliance with such requirements and has received a post-Tax Reform Act of 1986 determination letter from the IRS that such Pension Plan satisfies the requirements of Section 401(a) of the Code.

      (d) All contributions to Plans (including both employee and employer contributions) which are required to have been made, whether by virtue of the terms of the particular plan or arrangement or by operation of law, have been made by the due date thereof (including all applicable extensions). Without limiting the foregoing, contributions with respect to all current Plan years (i.e., from the first day of the current plan year to the Closing Date) shall be made or accrued prior to the Closing Date by Company and/or the Subsidiaries, as applicable, with respect to each Pension Plan. With respect to all other Welfare Plans and Employee Benefit Plans, all required (in accordance with plan terms and past practice) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the financial statements. None of the Plans has any material unfunded liabilities which are not reflected on the financial statements of the Company. Except as set forth in Section 4.10(d) of the Disclosure Letter, neither the Company nor any of the Subsidiaries has any plans, programs, arrangements or made any other commitments to its employees, former employees or their beneficiaries under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust, insurance or other funding arrangement. There have been no changes in the operation or interpretation of any of the Plans since the most recent annual report which would have any material effect on the cost of operating or maintaining such Plans.

      (e) The Company has provided to Parent true and complete copies of: (i) the plan documents and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan;
(ii) any pending applications, filings or notices with respect to any of the Plans with the IRS, the pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; (iii) the last two financial statements and annual reports for each of the Plans and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed; and (iv) all corporate resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto. As to each Plan which provides health or medical benefits or which provides uninsured benefits not prefunded through a trust, the Company has provided true and complete information to Parent regarding the following: (i) the amount of annual claims under each Plan for the past three (3) fiscal years,
(ii) pending claims under each Plan, (iii) anticipated claims with respect to events which have occurred prior to the date hereof and with respect to which the Company has received notice from third parties or otherwise is aware of and any other information known to the Company which the Company could reasonably provide to Parent to enable Parent to evaluate the Company's or a Subsidiary's potential liability under each Plan.

       (f) There are no pending or, to the Company's or any Subsidiary's knowledge, threatened claims, lawsuits or arbitration asserted or instituted against any of the Plans (or against the Company or any Subsidiary with respect to a Plan) by any employee or beneficiary covered under any Plans or otherwise involving any Plans (other than routine claims for benefits); and the Company and the Subsidiaries have no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such claims, lawsuits or arbitrations.

       (g) Except as provided for in this Agreement or as disclosed in Section
4.9 or 4.10(g) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, officer or employee of the Company, any Subsidiary or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or increased benefit, or (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefit due any such director, employee or officer.

       (h) No governmental agency has initiated an examination, audit or investigation of a Plan which has not been completed without a finding of Company liability and without a Company obligation to take corrective action(s).

       (i) No Pension Plan provides for any optional form of benefit protected under Section 411(d)(6) of the Code and the regulations thereunder which is not expressly set forth in the current plan document.

       (j) Neither the Company nor any Subsidiary maintains any plan or arrangement which provides for retiree health or other welfare benefits, except as required by COBRA.

       (k) Neither the Company nor any Subsidiary currently or in the past participated in a Multiemployer Plan.

4.11. ENVIRONMENTAL MATTERS. Except as set forth in the SEC Documents, each of the Company and the Subsidiaries has been and presently is in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined). No asbestos in a friable condition, equipment containing polychlorinated biphenyls, or leaking underground or above-ground storage tanks are contained in or located at any facility currently owned, leased or controlled by the Company or any of the Subsidiaries, nor was any of the foregoing contained in or located at any facility previously owned, leased or controlled by the Company or any of the Subsidiaries during the period of such ownership, tenancy or control. Neither the Company nor any Subsidiary has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by the Company or any of the Subsidiaries, any Hazardous Substances, and to the Company's knowledge, no third party has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by the Company or any of the Subsidiaries, any Hazardous Substances, except in each case for quantities of cleaning, pest control and office supplies and other chemicals used in the ordinary course of business and used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and non-hazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimis quantities discharged from, motor vehicles in their ordinary operation on real property owned, used or leased by the Company and the Subsidiaries. Neither the Company nor any of the Subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or the Subsidiaries that have resulted in or could reasonably be expected to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under, any applicable Environmental Laws and there is no pending civil or criminal litigation, notice of violation or administrative proceeding involving the Company or any of the Subsidiaries and relating in any way to any Environmental Law. For purposes of this Section 4.11,
(a) "Environmental Laws" mean applicable federal, state, local and foreign laws, regulations and codes relating in any respect to pollution or protection of the environment and (b) "Hazardous Substances" means any toxic, caustic, or other substance listed or regulated under federal, state or local environmental statutes, rules, ordinances, or Orders, including (i) "hazardous substance" as defined in 42 U.S.C. Section 9601, and (ii) petroleum products, derivatives, byproducts and other hydrocarbons.

4.12.  ASSETS; REAL PROPERTY; INTELLECTUAL PROPERTY.

       (a) Each of the Company and each Subsidiary owns or has rights to use all assets (tangible and intangible) necessary to permit it to conduct its business as it is currently being conducted. Except as disclosed in Section 4.12(a) of the Disclosure Letter, the Company and each Subsidiary has good and marketable title to each item of its property (other than Real Property) owned by it, free and clear of all liens, other than Permitted Liens. The term "Permitted Liens" shall mean (i) liens or encumbrances for water, sewage and similar charges and current taxes and assessments not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens or encumbrances arising or incurred in the ordinary course of business, (iii) liens, encumbrances, mortgages and security interests arising or resulting from any action taken by Parent or Buyer, (iv) liens, encumbrances, mortgages and security interests of record or securing indebtedness described in the SEC Documents and (v) easements, rights of way, restrictions and other similar charges or encumbrances that do not materially interfere with the ordinary conduct of the business or the Company or any of the Subsidiaries.

       (b) Section 4.12(b) of the Disclosure Letter contains an accurate list and general description of all real property owned or leased by the Company or any of the Subsidiaries ("Real Property"), together with a list of all leases or other agreements, and all amendments thereto, under which the Company or any Subsidiary has any interest or estate in real property.

The Company and the Subsidiaries have good and marketable title to the Real Property they respectively own, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (i) rights of lessors, lessees or sublessees in such matters that are reflected in a written lease; (ii) current taxes (including assessments collected with taxes) not yet due and payable;
(iii) encumbrances, if any, that are not substantial in character, amount or extent or that do not materially detract from the value, or interfere with present use of the property subject thereto or affected thereby; and (iv) other matters as described in Section 4.12(b) of the Disclosure Letter. The Company and the Subsidiaries have valid leasehold interests in the Real Property they respectively lease, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (i) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease;
(ii) title exceptions affecting the fee estate of the lessor under such leases; and (iii) other matters as described in Section 4.12(b) of the Disclosure Letter. Except as set forth in Section 4.12(b) of the Disclosure Letter, the Company and the Subsidiaries enjoy quiet possession under all leases to which either is the lessee and all of such leases are valid and in full force and effect. The Company has not received notice of and does not otherwise have knowledge of any condemnation, requisition or taking by any public authority of all or any portion of the Real Property. All of the buildings, fixtures and other improvements constituting a part of any Real Property are in good operating condition and repair, normal wear and tear excepted.

      (c) As used herein, "Intellectual Property" shall mean all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, mask works and all applications, registrations and renewals in connection therewith, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), proprietary software, proprietary rights and copies and tangible embodiments thereof (in whatever form or medium). Except as set forth on Section 4.12(c) of the Disclosure Letter, neither the Company nor any Subsidiary has licensed or encumbered any of its Intellectual Property to any third-party, nor have any other distribution rights been granted by the Company or any Subsidiary to a third-party. Except as set forth on Section 4.12(c) of the Disclosure Letter, the Company has not entered into any agreement which restricts or affects the use and/or location of use of any of its Intellectual Property.

      (d) Except as identified in Section 4.12(d) of the Disclosure Letter (i) each trademark registration included in the Intellectual Property exists and is owned by the Company or the Subsidiaries and has been maintained in good standing; (ii) each patent and application included in the Intellectual Property exists, is owned by or licensed to the Company or one of the Subsidiaries, and has been maintained in good standing; (iii) each copyright registration included in the Intellectual Property exists and is owned by the Company or the Subsidiaries; or (iv) to the Company's knowledge, no other firm, corporation, association or person claims the right to use in connection with similar or related goods and in any geographic area, any mark, logo, name, symbol, device, or slogan which is identical or confusingly similar to any of the trademarks included in the Intellectual Property or which could serve to dilute the distinctiveness of such trademarks.

4.13.  SYSTEMS AND SOFTWARE; YEAR 2000.

       (a) Each of the Company and the Subsidiaries owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems necessary for the operation of the businesses of the Company and the Subsidiaries as presently conducted (collectively, "Systems"). To the Company's knowledge, each System owned or used by the Company or the Subsidiaries immediately prior to the Effective Time will be owned or available for use by the Company or the Subsidiaries on identical terms and conditions immediately subsequent to the Effective Time. With respect to each System owned by a third party and used by the Company or the Subsidiaries pursuant to lease, license, sublicense, agreement or permission, to the Company's knowledge: (a) the lease, license, sublicense, agreement, or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Time; (c) no party to any such lease, license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; and (d) no party to any such lease, license, sublicense, agreement, or permission has repudiated any provision thereof.

       (b) To the Company's knowledge, the Company and the Subsidiaries have taken reasonable and practicable steps to identify, address and remediate problems of (a) all software, hardware and Systems material to the business of the Company and each Subsidiary and (b) software and systems of all customers, suppliers and vendors that are material to the business of the Company and each Subsidiary (including systems and equipment with which each such person's systems interface) relating to Year 2000 Compliance (as hereinafter defined). Except for such remediation as may be necessary, the cost of which will not result in any Material Adverse Effect, the computer and management information systems of the Company and each Subsidiary are and, with ordinary course upgrading and maintenance, will continue to be sufficient to permit the Company and each Subsidiary to conduct its respective businesses in a manner consistent with past practice. As used herein, the term "Year 2000 Compliance" means, with respect to a person, that all software, hardware, and systems utilized by or material to the business operations or financial condition of that person will properly perform date sensitive functions before, during and after the year 2000.

4.14. LABOR MATTERS. The Company has provided or made available to Parent a true and complete list of all current employees of the Company and the Subsidiaries together with each employee's age, tenure with the Company or Subsidiary, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee. Section 4.14(b) of the Disclosure Letter sets forth the names of all employees subject to employment agreements with the Company whose employment with the Company has terminated either voluntarily or involuntarily since January 1, 1996. Except as set forth in Section 4.14(b) of the Disclosure Letter, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the knowledge of Company attempts to unionize or controversies threatened between Company or any Subsidiary, or relating to, any of their employees that are likely to have a Material Adverse Effect. None of the Company or any Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. The Company and the Subsidiaries have complied in all material respects with all applicable federal and state statutes and regulations which govern the employment of labor, workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, and the Fair Labor Standards Act of 1938, as amended and the Americans with Disabilities Act.

4.15. AGREEMENTS. Section 4.15 of the Disclosure Letter sets forth a true and correct list of all contracts, agreements, warranties, guaranties, indentures, bonds, options, leases, subleases, easements, mortgages, plans, licenses, commitments or binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto ("Contracts"), entered into or binding upon the Company or any Subsidiary or to which any property of the Company or any Subsidiary may be subject now in effect except (i) any Contract which is required by any other Section of this Agreement to be specifically identified anywhere in the Disclosure Letter or which would be required to be disclosed therein but for specific exemptions contained in those other Sections; (ii) purchase or sales orders made in the ordinary course of their business and not involving a commitment for a duration greater than six months or an aggregate amount in excess of $250,000; (iii) any other Contract made in the ordinary course of their business and not providing for a duration in excess of six months or involving aggregate payments or potential liabilities in excess of $250,000, and (iv) any other Contract filed as an Exhibit to any SEC Document. Except as disclosed in Section 4.15 of the Disclosure Letter, as of the date hereof: (i) each Contract which is required to be identified anywhere in the Disclosure Letter by the terms and provisions of this Agreement ("Company Material Contracts") is to the knowledge of the Company the valid and binding obligation of the other contracting party enforceable in all material respects in accordance with its terms against the other contracting party and is in full force and effect except as is not reasonably likely, individually or in the aggregate to have a Material Adverse Effect, (ii) the Company or the relevant Subsidiary has fulfilled all material obligations required pursuant to each Company Material Contract to have been performed by it prior to the date hereof, and to the knowledge of the Company, the Company or the relevant Subsidiary will be able to fulfill, when due, all of its obligations under each Company Material Contract which remain to be performed after the date hereof,
(iii) no other contracting party to any Company Material Contract is now in material breach thereof or has breached the same in any material respect within the twelve-month period prior to the date hereof; to the knowledge of the Company, there are not now, nor have there been in the twelve-month period prior to the date hereof, any material disagreements or disputes between the Company or its relevant Subsidiary and any other party to any Company Material Contract relating to the validity or interpretation of such Company Material Contract or to the performance by any party thereunder, (iv) neither the Company nor any Subsidiary is a party to, nor bound by, any Contract, or any provision of its Articles or Certificate of Incorporation or bylaws which restricts the conduct of its business anywhere in the world, and neither the Company nor any Subsidiary is under any material liability or obligation with respect to the return of inventory or products sold by the Company or any Subsidiary which are in the possession of distributors, wholesalers, retailers or customers. To the Company's knowledge, no event has occurred which gives rise to any indemnification claim by the Company under the RPI Purchase Agreement or that certain Merger Agreement, dated January 23, 1998, among the Company, Silicon Energy Corporation and the sellers named therein.

4.16. INSURANCE. Section 4.16 of the Disclosure Letter sets forth a true and correct list of all policies or binders of fire, liability, workers' compensation, vehicular or other insurance held by or on behalf of the Company or any of the Subsidiaries specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $50,000. Such policies and binders are in full force and effect and are in all material respects in accordance with the customary insurance requirements for the industry of the Company and each of the Subsidiaries and in compliance with all applicable laws and Orders. Neither the Company nor any of the Subsidiaries is in any material respect in default, nor since January 31, 1997 has it ever been in any material respect in default, with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Since January 31, 1997, neither the Company nor any of the Subsidiaries has received a notice of cancellation or non-renewal of any such policy or binder. Since January 31, 1997, neither the Company nor any of the Subsidiaries has been refused any insurance with respect to its properties or operations, nor has its insurance coverage ever been limited.

4.17. SUPPLIERS AND CUSTOMERS. Section 4.17 of the Disclosure Letter is a correct and current list of all suppliers and customers of the Company or any of the Subsidiaries from whom such corporation purchased or who purchased more than $250,000 of products or services from the Company or such Subsidiary during the last fiscal year, together with summaries of the sales made to each such customer during the Company's and such Subsidiary's last fiscal year. Except as disclosed in Section 4.17 of the Disclosure Letter, no single supplier or customer of the Company or any of the Subsidiaries is of material importance to the Company or such Subsidiaries.

4.18. BOOKS AND RECORDS. The Company has heretofore furnished or made available Parent for its examination the following, each of which is accurate and complete in all material respects: (i) the minute books of the Company and each of its corporate Subsidiaries containing all proceedings, consents, actions and meetings of their respective stockholders and Boards of Directors, (ii) copies of all agreements and documents referred to in the Disclosure Letter, and all other books and records of the Company and each of the Subsidiaries.
Section 4.18 of the Disclosure Letter contains an accurate list of all of the incumbent officers and directors of the Company and each Subsidiary.

4.19. BANKING FACILITIES. Section 4.19 of the Disclosure Letter contains a true and complete list of: (i) each bank, savings and loan or similar financial institution in which the Company or any of the Subsidiaries has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company or such Subsidiary thereat, and (ii) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

4.20. DELAWARE SECTION 203. The provisions of Section 203 of the DGCL will not apply to this Agreement, as it may be amended from time, to time or any of the transactions contemplated hereby. The Company has heretofore delivered to Parent a complete and correct copy of the resolutions of the Board of Directors of the Company to the effect that pursuant to Section 203(a)(1) of the DGCL, the restrictions contained in Section 203 of the DGCL are and shall be inapplicable to the Merger and the transactions contemplated by this Agreement, as it may be amended from time to time.

4.21. BROKER'S FEES. Neither the Company, nor any of the Subsidiaries nor any of their respective directors or officers has incurred any direct or indirect liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither the Company, any of the Subsidiaries nor any of their respective directors or officers has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

4.22. REPRESENTATIONS AND WARRANTIES. None of the information contained in the representations and warranties of the Company set forth in this Agreement or in any certificate delivered to Parent or Buyer as contemplated by this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

     Each of Parent and Buyer, jointly and severally, represents and warrants to the Company, as to itself, as follows:

5.1. ORGANIZATION. It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and it has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. True and complete copies of the Certificate of Incorporation and Bylaws of Buyer have been made available to the Company.

5.2. AUTHORITY. It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by its Board of Directors and its stockholders to the extent required by applicable law and its certificate of incorporation and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable laws affecting creditors' rights generally or by general equitable principles affecting the enforcement of contracts.

5.3.  NO VIOLATIONS; CONSENTS AND APPROVALS

      (a) Neither the execution nor delivery by it of this Agreement nor the consummation by it of the transactions contemplated herein or therein will: (i) violate any provision of its Certificate or Articles of Incorporation, bylaws or other charter documents; (ii) violate in any material respect any applicable law or Order; or (iii) constitute a violation of or a default under any Contract to which it is a party, excluding from the foregoing clauses (i) through (iii), violations, defaults, rights and losses which would not, individually or in the aggregate, prevent the consummation of any of the transactions contemplated hereby.

      (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental authority is required by it in connection with the execution and delivery of this Agreement, or the consummation by it of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of Notification and Report forms under the HSR Act with the FTC and the DOJ with respect to the transactions contemplated herein and (iv) such filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement.

5.4. BROKER'S FEES. It does not have any direct or indirect liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement which will have the effect of reducing the Merger Price.

5.5. REPRESENTATIONS AND WARRANTIES. None of the information contained in its representations and warranties set forth in this Agreement or in any certificate delivered to the Company as contemplated by this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE VI
                                   COVENANTS

6.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date hereof to the Effective Time, the Company shall conduct its business and shall cause the businesses of the Subsidiaries to be conducted, only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall, and shall cause each Subsidiary, to use its best commercial efforts (i) to preserve its business and organization intact, (ii) to keep available to Parent and Buyer the services of its present officers, employees, agents and independent contractors and (iii) to preserve for the benefit of Parent and Buyer the goodwill of its suppliers, customers, landlords and others having business relations with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Board will not, without the prior written consent of Parent, permit the Company or any of the Subsidiaries to:

      (a) amend its certificate or articles of incorporation or bylaws (or similar constituent documents);

      (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for shares of Company Common Stock issued upon exercise of Options outstanding as of the date of this Agreement (in accordance with their respective terms), or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

      (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of the Subsidiaries;

      (d) (i) incur, assume or prepay any long-term or short-term debt (except for the intercompany indebtedness set forth on Section 6.1(d) of the Disclosure Letter or short-term indebtedness not to exceed $500,000 in the aggregate) or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other entity (other than customary loans or advances to employees in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of the Subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien or other encumbrance thereupon, excluding Permitted Liens and liens and other encumbrances existing on the date hereof;

      (e) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, stock ownership plan, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit or make any special or extraordinary payment to any person not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights or performance units);

      (f) lease any assets (other than in the ordinary course of business and consistent with past practice) or acquire, sell, or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company or the Subsidiaries, or enter into any commitments, contracts, agreements or transactions outside the ordinary course of business consistent with past practice or which would, individually or in the aggregate, be material to the Company or the Subsidiaries, or modify, amend, terminate or waive any material rights under any contract or agreement;

      (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change its fiscal year or any of the accounting principles or practices used by it;

      (h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) except as contemplated by this Agreement, enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company or the Subsidiaries; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

      (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or in accordance with United States generally accepted accounting principles or Regulation S-X;

      (j) make any tax election or settle or compromise any federal, state or local tax liability or assent to the extension of time for collection or assessment of any federal, state or local tax;

      (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

      (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby or material to the Company or any of the Subsidiaries;

      (m) authorize or make any capital expenditure other than those described in Section 6.1(m) of the Disclosure Letter or those made in the ordinary course of business, which expenditures shall not, in any event, individually exceed $100,000 or in the aggregate exceed $500,000; or

      (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(m) hereof or, except as contemplated by this Agreement, take, or omit to take, any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made.

6.2.  NO SOLICITATION.

      (a) The Company shall, and shall direct its officers, directors, employees, representatives and agents (including, without limitation, its attorneys, investment bankers and accountants) to, refrain from any discussions and negotiations with any parties other than Parent and Buyer with respect to any proposal relating to an Acquisition Transaction. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of the Subsidiaries or any of its or the Subsidiaries' directors, officers, employees, agents or representatives (including, without limitation, its attorneys, investment bankers and accountants), directly or indirectly, to solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to a merger, consolidation or other business combination involving the Company or the Subsidiaries or acquisition of more than 50% of the assets of the Company and the Subsidiaries taken as a whole or the issuance, sale, disposition of (including by way of merger, consolidation, share exchange or similar transaction) securities representing 50% or more voting control of the Company (other than securities issued pursuant to Options existing as of the date hereof) (an "Acquisition Transaction") or initiate, negotiate, explore or otherwise engage in substantive communications in any way with any person (other than Buyer, Parent and their directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction, including, without limitation, waiving its right of first refusal, under the Stock Purchase Agreement, dated November 15, 1996, among Majority Shareholder, New World Power Corporation and the Company, to purchase all shares of Company Common Stock that Majority Shareholder and its subsidiaries may from time to time propose to sell (the "Company Right of First Refusal"), or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Board from furnishing non-public information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written proposal for an Acquisition Transaction by such person or recommending an unsolicited bona fide written proposal for an Acquisition Transaction to the stockholders of the Company, if and only to the extent that
(A) the Board believes in good faith (after consultation with its financial adviser) that such proposal for an Acquisition Transaction would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (a "Superior Proposal"), and (B) prior to furnishing such non-public information to, or entering into discussions with, such person, the Board receives from such person an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Letter Agreement re Confidentiality, dated February 5, 1999, between Parent and the Company. Nothing in this Agreement shall prevent the Company from complying with the provisions of Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Transaction.

      (b) The Company shall immediately advise Parent and Buyer in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction, including the terms of any such inquiries or proposals, and the actions taken by the Company or its agents or representatives with respect thereto, and the Company shall provide Parent with all non-public information to be provided to the person making such inquiry or proposal which Parent has not previously received from the Company, and the Company shall keep Parent informed, on a daily or more regular basis if the context requires or Parent so requests, of the status of such inquiries and proposals.

6.3.  ACCESS TO INFORMATION; CONFIDENTIALITY.

      (a) From the date of this Agreement until the Effective Time, the Company will give Parent and Buyer and their authorized representatives (including counsel, consultants, financial advisors, accountants, banks, financial institutions and auditors), full access during normal business hours to all properties, facilities, personnel and operations and to all books and records of the Company and the Subsidiaries, will permit Parent and Buyer and their authorized representatives to make such inspections as it may reasonably request and will cause its officers and those of the Subsidiaries to furnish Parent and Buyer and their authorized representatives with such financial and operating data and other information with respect to its business and properties as Parent and Buyer or such representatives may from time to time request; provided, that, any such inspections and examinations shall be conducted at reasonable times and under reasonable circumstances in a manner not disruptive to the Company's day-to-day operations. The Company shall give Parent and Buyer and their authorized representatives full and reasonable access to the Company's management and the Company shall permit Parent and Buyer to approach and negotiate with any or all employees of the Company and each Subsidiary, including, but not limited to, managerial staff, in an effort to persuade them to continue in the employ of the Company and each Subsidiary pending the Closing and thereafter, and the Company shall use commercially reasonable efforts to assist Parent and Buyer in such negotiations. No investigation by Parent or Buyer shall, however, diminish or obviate in any way, or affect the right of Parent or Buyer to rely upon, any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or in any other Company Agreement.

      (b) Each of Parent and Buyer agrees to keep confidential and not divulge to any other party or person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law or the rules of the Nasdaq Market) any information received from the Company, unless and until such documents and other information otherwise becomes publicly available. In the event of termination of this Agreement for any reason, each of Parent and Buyer shall promptly return, or at the election of the Company, destroy all non-public documents obtained from the Company and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the Company, confirm such destruction to the Company in writing.

6.4. REASONABLE BEST EFFORTS; OTHER ACTIONS. Subject to the terms and conditions herein provided and applicable law, each of the Company, Parent and Buyer shall use its reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the Merger and all other transactions contemplated by this Agreement, including, without limitation, using such reasonable best efforts to (a) obtain and file, as applicable, all consents, permits and approvals from and filings with any governmental authorities, nongovernmental self-regulatory agencies and from parties to any Company Material Contract which may be required in connection with the lawful consummation of the transactions contemplated hereby or the continuance of such Company Material Contract after the Closing Date, (b) substitute Parent as guarantor in the place and stead of Majority Shareholder or Majority Shareholder's sole shareholder, as the case may be, under the guaranties set forth in Section 6.4(b) of the Disclosure Letter, and (c) lift any legal bar to the Merger. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute, regulation, charter provision or contract is or becomes applicable to the transactions contemplated by this Agreement, the Company will use its reasonable best efforts to grant such approvals and take such actions as are necessary under such laws, provisions or contracts so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated by this Agreement.

6.5.  PUBLIC ANNOUNCEMENTS AND OTHER COMMUNICATIONS.

      (a) Neither the Company, on the one hand, nor Parent or Buyer, on the other, shall issue any press release or otherwise make any public statements with respect to this Agreement or the Merger without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, that the foregoing shall not preclude any press release or public statement by the Company, on the one hand, or Parent or Buyer, on the other, required by applicable law or any obligations pursuant to any listing agreement with any national securities exchange so long as the party issuing a press release or making a public statement uses its best efforts to allow the other party to review and comment on such release or statement prior to publication or dissemination and further uses its best efforts to cause such comments to be effected.

      (b) The Company shall, prior to distributing or otherwise circulating any notices, directives, or other communications directed to all or groups of customers, vendors, employees, distributors, or others associated with its business relating to the transactions contemplated by this Agreement or to the operation of business after consummation of such transactions, consult with Parent and give Parent reasonable opportunity to comment thereon.

6.6.  NOTIFICATION OF CERTAIN MATTERS; REPORTING.

      (a) Each of the Company, Parent and Buyer shall give prompt notice to the other party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause either (x) any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any condition set forth in ARTICLE VII, ARTICLE VIII or
ARTICLE IX hereof to be unsatisfied at any time from the date hereof to the Effective Time, and (ii) any material failure of the Company, Parent or Buyer, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Without limiting the generality of the foregoing, the Company shall promptly notify Parent of the filing of any litigation, or the filing of any governmental or regulatory action, including any investigation or notice of investigation, or similar proceeding or notice of any material claim against the Company or any Subsidiary of which the Company becomes aware.

      (b) The Company shall furnish to Parent as soon as practicable and in any event within fifteen (15) days after it is prepared, (i) a copy of any report submitted to the Board, provided, however, that the Company need not furnish Parent any materials relating to the Company's rights and obligations under this Agreement or any agreement or instrument delivered pursuant to this Agreement, including, without limitation, communications of the Company's legal counsel regarding the Company's rights against and obligations to Parent or Buyer under this Agreement or books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to the Company or filed with or received from the SEC or any governmental authority; (iii) monthly unaudited balance sheets, statements of income and changes in stockholders' equity for the Company and the Subsidiaries and quarterly unaudited consolidated and consolidating balance sheets, statements of income and changes in stockholders' equity for the Company, in each case prepared on a basis consistent with past practice, and (iv) such other reports as Parent may reasonably request (which are otherwise deliverable under this Section 6.6(b)) relating to the Company. Each of the financial statements of the Company delivered pursuant to this Subsection 6.6(b) shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that such financial statements fairly present the financial condition of the Company, for the periods covered, subject to recurring adjustments normal in nature and amount, necessary for a fair presentation and are prepared on a basis consistent with past practice. Additionally, at the request of Parent (which shall not be made more than once a week), the Company shall advise Parent of the approximate total amount of expenses incurred by the Company as of the date of such request in connection with this Agreement and the Merger.

6.7. EXPENSES. Except as set forth in Sections 6.8, 10.6 and 10.7 hereof, Parent, Buyer and the Company shall each bear their respective expenses incurred in connection with this Agreement and the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, financial printers, counsel and accountants, and their counsel (collectively, "Advisors"). The Company shall ensure that its Advisors engaged in connection with the transactions contemplated by this Agreement submit full and final bills on or before the Closing Date and that all such expenses are paid or properly accrued on or prior to the Closing Date.

6.8. HSR ACT FILINGS. The parties shall, as soon as practicable after the date hereof, file Notification and Report forms under the HSR Act with the FTC and the DOJ with respect to the transactions contemplated herein, shall file requests for early termination and shall use reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the DOJ for additional information or documentation. Parent or Buyer, on the one hand, and the Company, on the other hand, shall share equally the cost of all filing fees related to the Notification and Report forms. To the extent permitted by applicable law, the parties shall request such governmental agencies to treat as confidential all such information submitted to them.

6.9.  STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

      (a) As promptly as practicable after the execution of this Agreement, the Company shall duly call, give notice of, convene and hold a special meeting of its stockholders to consider and vote upon this Agreement and the Merger (the "Company Stockholders Meeting"), on a date to be agreed upon between the Company and Parent, which date shall be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby.

      (b) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a Proxy Statement relating to this Agreement and the Merger (the "Proxy Statement"). The Company shall use its reasonable best commercial efforts to cause the Proxy Statement to be "cleared" by the SEC for mailing to the stockholders of the Company as promptly as practicable and shall mail the Proxy Statement to its stockholders as promptly as practicable thereafter. Parent and Buyer shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request for inclusion in such Proxy Statement. Subject to receipt by the Company of a proposal for a Superior Transaction, the Proxy Statement shall include the recommendation of the Board in favor of approval and adoption of this Agreement and the Merger. Parent and Buyer shall have the right to review the Proxy Statement before it is filed with the SEC. The Company shall notify Parent immediately of the receipt of comments from the SEC and provide Parent immediately with a copy of such comments. Parent and Buyer shall have the right to review all revisions to preliminary drafts of the Proxy Statement before filed with the SEC. Whenever any event occurs that should be described in an amendment of or supplement to the definitive Proxy Statement, the Company shall, upon learning of such event, promptly notify and consult with Parent, and the parties shall cooperate with each other in connection with the preparation of a mutually acceptable amendment or supplement. The Company shall promptly file each such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC. No amendment or supplement to the definitive Proxy Statement will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

6.10.  INFORMATION.

       (a) The Company covenants and agrees that neither the Proxy Statement, nor any other document filed or to be filed by or on behalf of the Company with the SEC, the FTC, the DOJ or any other governmental authority or stock exchange in connection with the transactions contemplated by this Agreement shall contain at the respective times filed (whether concurrently herewith or hereafter) with the SEC, the FTC, the DOJ or other governmental authority or stock exchange any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to information supplied by Parent or Buyer specifically for inclusion or incorporation by reference in any such document. The Company further covenants and agrees that neither the Proxy Statement nor any amendment or supplement thereto shall, when mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to information supplied by Parent or Buyer specifically for inclusion or incorporation by reference therein. The Company covenants and agrees that the Proxy Statement shall comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the rules and regulations of the NASDAQ Smallcap Market. The Company represents and warrants to Parent and Buyer that none of the information supplied by the Company specifically for inclusion or incorporation by reference in any document filed or to be filed by or on behalf of Parent or Buyer with the SEC, the FTC, the DOJ or any other governmental authority or stock exchange in connection with the transactions contemplated by this Agreement shall contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

       (b) Each of Parent and Buyer covenants and agrees that no document filed or to be filed by or on behalf of it with the SEC, the FTC, the DOJ or any other governmental authority or stock exchange in connection with the transactions contemplated by this Agreement shall contain at the respective times filed (whether concurrently herewith or hereafter) with the SEC, the FTC, the DOJ or other governmental authority or stock exchange any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to information supplied by the Company specifically for inclusion or incorporation by reference in any such document. Each of Parent and Buyer represents and warrants to the Company that none of the information supplied by it specifically for inclusion or incorporation by reference in the Proxy Statement or any other document filed or to be filed by or on behalf of the Company with the SEC, the FTC, the DOJ or any other governmental authority or stock exchange in connection with the transactions contemplated by this Agreement shall contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.11.  ENVIRONMENTAL ASSESSMENTS.

       (a) Parent and Buyer shall have the right (to the extent allowable by the current owner of such property) to conduct before the Closing Date, at their sole expense, environmental site investigations and assessments ("Site Assessments") covering any real property owned or leased by the Company, for the purpose of determining whether there exists on such real property any environmental condition which could result in any liability, cost or expense to Parent, Buyer or the Surviving Corporation relating to Hazardous Substances or other adverse environmental conditions. Such Site Assessment may include both above and below the ground testing for environmental damage or the presence of Hazardous Substances on such property as may be reasonably necessary to conduct the Site Assessment in the opinion of the persons conducting such Site Assessment and the Company shall allow such persons access to such property during normal business hours and upon reasonable prior notice in order to permit them to conduct the Site Assessment and shall otherwise cooperate with such persons in connection therewith. In exercising its rights hereunder, Parent shall coordinate with the Company to avoid unduly interfering with the conduct of business by the Company and the Subsidiaries. For invasive testing (exclusive of asbestos sampling) (e.g., soil and soil boring testing), Parent will first present to the Company the plan or testing that is contemplated by Parent and Parent may not conduct such testing without the Company's prior written consent, which shall not be unreasonably withheld or delayed. In connection with such inspection and testing, Parent shall obtain at its sole cost and expense all permits and licenses required in connection with the performance of such work. Parent shall repair any damages caused by its tests or inspections. Parent hereby agrees to defend and indemnify the Company for all injuries and damages to persons or property caused by such surveys and testing and for the cost of removing all mechanics' or materialmen's liens on the inspected property resulting from such surveys and testing ordered by Parent.

      (b) Parent and Buyer shall not provide any such Site Assessment, or any non-public information contained therein, to any third party, including any governmental authority, unless otherwise required to do so by court order or order of a regulatory agency, in which case, Parent or Buyer shall first notify the Company and afford the Company the right to seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained in a timely fashion so as to preclude the violation of any law or order, Parent or Buyer (as the case may be) shall furnish only that portion of such non-public information which it is advised by written opinion of counsel is legally required and shall exercise its best commercial efforts to obtain assurances that confidential treatment shall be accorded such non-public information.

                                  ARTICLE VII
           CONDITIONS TO OBLIGATIONS OF THE COMPANY, PARENT AND BUYER

      The obligations of the parties to effect the Merger shall be subject to the satisfaction or, if permissible, waiver at or prior to the Effective Time of each of the following conditions:

7.1. STOCKHOLDER APPROVAL. The holders of a majority of the shares of Company Common Stock entitled to vote thereon shall have approved and adopted this Agreement in accordance with the DGCL and the rules and regulations of the Nasdaq Small Cap Market.

7.2. NO ACTION OR PROCEEDING. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other legal restraint preventing the consummation of the transactions contemplated herein, or imposing material damages in respect thereof, shall be in effect.

7.3. MAILING OF PROXY STATEMENT. At least twenty (20) business days shall have elapsed since the mailing of the Proxy Statement to Company stockholders.
7.4.  HSR ACT.  All waiting periods under the HSR Act shall have expired.

7.5. GOLDEN, COLORADO OFFICE. The Company, Majority Shareholder and Coors Ceramics shall have entered into an agreement agreeing to continue the lease by Coors Ceramics to the Company and the sublease by the Company to Majority Shareholder of premises located in Golden, Colorado for a period of ninety (90) days following the Closing upon such terms as such premises have been leased and subleased to date.

                                 ARTICLE VIII
                         CONDITIONS TO THE OBLIGATIONS
                              OF PARENT AND BUYER

      The obligations of Parent and Buyer to effect the Merger shall be subject to the satisfaction by the Company or, if permissible, waiver by Parent and Buyer at or prior to the Effective Time of each of the following conditions:

8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and each Subsidiary contained in this Agreement and in any Company Agreement shall have been true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality or Material Adverse Effect, in which case it shall have been true in all respects) when made and shall be true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality or Material Adverse Effect, in which case it shall have been true in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, other than such representations and warranties as are made as of another specified date, which shall have been true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality or Material Adverse Effect, in which case it shall have been true in all respects) as of such date.

8.2. MATERIAL ADVERSE CHANGE. There shall not have occurred between the date hereof and the Closing Date any event which had a Material Adverse Effect, or which has affected the ability of the Company to consummate the transactions contemplated herein, nor shall there have occurred any event, development or state of facts or circumstances (other than a change in general economic conditions) which could reasonably be expected to result in any of the foregoing, either alone or together with other such occurrences.

8.3. SATISFACTION OF CLOSING OBLIGATIONS. The Company shall have delivered and/or satisfied each of its obligations set forth in Section 1.5.

8.4. DISSENTING SHARES. The number of shares of Company Common Stock for which appraisal rights are sought prior to any vote of the stockholders of the Company with respect to the Merger shall not exceed thirty percent (30%) of the outstanding shares of Company Common Stock.

8.5. COMPLIANCE WITH COVENANTS. The Company and each Subsidiary shall have performed or complied in all material respects (except to the extent the agreement or covenant is already qualified by materiality or Material Adverse Effect, in which case it shall have been performed or complied with in all respects) with all agreements and covenants required by this Agreement or any Company Agreement to be performed or complied with by it on or prior to the Effective Time.

8.6. THIRD PARTY CONSENTS. All consents, permits and approvals from and filings with any governmental authorities, nongovernmental self-regulatory agencies and from parties to any Company Material Contract which may be required in connection with the lawful consummation of the transactions contemplated hereby or the continuance of such Company Material Contract after the Closing Date, including without limitation all consents, permits, approvals and filings referenced in Section 4.3(b) of this Agreement, Section 4.3(b) of the Disclosure Letter and Section 4.15 of the Disclosure Letter, shall have been obtained upon terms and conditions reasonably satisfactory to Parent.

                                  ARTICLE IX
                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

      The obligations of the Company to effect the Merger shall be subject to the satisfaction by Parent and/or Buyer, as the case may be, or, if permissible, waiver by the Company at or prior to the Effective Time of each of the following conditions:

9.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Buyer contained in this Agreement shall have been true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall have been true in all respects) when made and shall be true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall have been true in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, other than such representations and warranties as are made as of another specified date, which shall have been true and correct in all material respects (except to the extent the agreement or covenant is already qualified by materiality, in which case it shall have been performed or complied with in all respects) as of such date.

9.2. COMPLIANCE WITH COVENANTS. Each of Parent and Buyer shall have performed or complied in all material respects (except to the extent the agreement or covenant is already qualified by materiality, in which case it shall have been performed or complied with in all respects) with all agreements and covenants required by this Agreement or any Company Agreement to which it is a party to be performed or complied with by it on or prior to the Effective Time.

9.3. SATISFACTION OF CLOSING OBLIGATIONS. Parent and Buyer shall have delivered and/or satisfied each of their respective obligations set forth in
Section 1.6.

                                   ARTICLE X
                          TERMINATION AND ABANDONMENT

10.1. TERMINATION. This Agreement may be terminated (and the Merger contemplated hereby may be abandoned) notwithstanding approval thereof by the stockholders of the Company at any time prior to the Effective Time: (a) by mutual written consent of Parent, Buyer and the Company; (b) by any party if, without any material breach by such terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before 5:00 p.m. (Los Angeles time) on the twenty-second (22nd) business day after the date when the Proxy Statement is mailed to the Company's stockholders (the "Merger Deadline"), which date may be extended by mutual written consent of the parties hereto; provided, however, that if a request for additional information is received from the FTC or the DOJ pursuant to the HSR Act, such date shall be extended to the fourteenth (14th) calendar day following acknowledgment by the FTC or

DOJ, as applicable, that the parties have complied with such request, but in any event not later than July 31, 1999; or (c) by Parent, Buyer or the Company if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling.

10.2. TERMINATION BY PARENT OR BUYER. This Agreement may be terminated and the Merger may be abandoned by Parent or Buyer prior to the Effective Time if (a) any representation or warranty of the Company or any Subsidiary contained in this Agreement or in any Company Agreement is not true and correct in all material respects (or in all respects if the representation or warranty is already qualified by materiality or Material Adverse Effect) at and as of any date prior to the Effective Time as if made at and as of such time, except for
(i) failures to comply as are capable of being and are cured (other than by the Company merely disclosing the breach to Parent or Buyer) within ten (10) days after written notice from Parent or Buyer to the Company of such failure, or
(ii) any representation or warranty which speaks as of a specified date which was true and correct in all material respects (or in all respects if the representation or warranty is already qualified by materiality or Material Adverse Effect) as of such specified date; (b) the Company or any Subsidiary has failed to comply with any of its agreements or covenants under this Agreement or any Company Agreement in all material respects (or in all respects if the agreement or covenant is already qualified by materiality or Material Adverse Effect), except for failures to comply as are capable of being and are cured within ten (10) days after written notice from Parent or Buyer to the Company of such failure; (c) the conditions specified in ARTICLE VII and ARTICLE VIII to be satisfied by the Company shall not have been satisfied by the Company or waived by Parent and Buyer prior to the Merger Deadline; (d) the Board shall (i) withdraw its recommendation or approval in respect of this Agreement or the Merger or (ii) modify or change its recommendation or approval in respect of this Agreement or the Merger in a manner materially adverse to Parent or Buyer or (iii) fail to publicly oppose a Tender Offer or Exchange Offer (each as hereinafter defined) within ten (10) business days after commencement of such Tender Offer or Exchange Offer; or (e) the Board shall have approved any proposal other than by Parent and Buyer in respect of an Acquisition Transaction or shall have approved the waiver of the Company Right of First Refusal. As used herein, "Tender Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to a tender offer to purchase any shares of Company Common Stock such that upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Company Common Stock. As used herein, "Exchange Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of Company Common Stock such that upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of Company Common Stock.

10.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by the Company notwithstanding approval thereof by the stockholders of the Company at any time prior to the Effective Time if (a) any representation and warranty of Parent or Buyer contained in this Agreement or any Company Agreement to which it is a party is not true and correct in all material respects (or in all respects if the representation or warranty is already qualified by materiality) at and as of any date prior to the Effective Time as if made at and as of such time, except for (i) failures to comply as are capable of being and are cured (other than by Parent or Buyer, as the case may be, merely disclosing the breach to the Company) within ten (10) days after written notice from the Company to Parent or Buyer of such failure, or (ii) any representation or warranty which speaks as of a specified date which were true and correct in all material respects (or in all respects if the representation or warranty is already qualified by materiality) as of such specified date; (b) Parent or Buyer has failed to comply in all material respects (or in all respects if the agreement or covenant is already qualified by materiality) with any of its agreements or covenants under this Agreement or any Company Agreement to which it is a party, except for failures to comply as are capable of being and are cured within ten (10) days after written notice from the Company to Parent or Buyer of such failure; (c) the conditions in ARTICLE VII and ARTICLE IX to be satisfied by the Buyer or Parent shall not have been satisfied by the Buyer or Parent or waived by the Company prior to the Merger Deadline; or (d) the Board shall have approved any proposal other than by Parent and Buyer in respect of an Acquisition Transaction or shall have approved the waiver of the Company Right of First Refusal.

10.4. PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the Merger by Parent, Buyer or the Company pursuant to this ARTICLE X, written notice thereof shall be given by the terminating party to the other parties.

10.5. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to and in accordance with this ARTICLE X, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except as provided in Sections 6.3(b) and 6.7 hereof (which Sections shall survive any termination of this Agreement), without liability on the part of any party hereto or its affiliates, directors, officers or stockholders except as provided in Sections
10.6 and 10.7 hereof, and each of the parties hereto hereby waives and releases any other claim which may otherwise exist upon such termination.

10.6.  TERMINATION FEE.

       (a) Termination by Parent or Buyer. In the event this Agreement is
           ------------------------------
terminated by Parent or Buyer pursuant to Section 10.2(a) or 10.2(b) hereof, where the failure giving rise to such right of termination shall have been caused in whole or in part by any action or inaction within the control of the Company or any Subsidiary (it being understood that any action or inaction outside the control of the Company or any Subsidiary such as, by way of example only, the filing of a lawsuit against them, shall not come within this Section 10.6(a)), the Company shall within five (5) business days following the termination of this Agreement pay to the terminating party an amount equal to the actual out-of-pocket fees and expenses reasonably incurred and paid by such terminating party in connection with the Merger and the transactions contemplated by this Agreement, such amount not to exceed $750,000. Notwithstanding anything to the contrary set forth in this Section 10.6(a): (i) in the event that Parent is entitled to a fee pursuant to Section 10.7 hereof, neither Parent nor Buyer shall be entitled to any fee under this Section 10.6(a), and (ii) under no circumstances shall both Parent and Buyer be entitled to a fee pursuant to this Section 10.6(a).

       (b) Termination by Company. In the event this Agreement is terminated by
           ----------------------
the Company pursuant to Section 10.3(a) or 10.3(b) hereof, where the failure giving rise to such right of termination shall have been caused in whole or in part by any action or inaction within the control of Buyer or Parent (it being understood that any action or inaction outside the control of Buyer or Parent shall not come within this Section 10.6(b)), Parent shall within five (5) business days following the termination of this Agreement pay to the Company an amount equal to $500,000 as compensation for lost opportunities and reimbursement of out-of-pocket fees and expenses incurred by the Company in connection with the Merger and the transactions contemplated by this Agreement.

10.7.  TOPPING FEE.

       (a) In the event this Agreement is terminated by Parent or Buyer pursuant to Section 10.2(d) or 10.2(e) hereof, or by the Company pursuant to Section 10.3(d) hereof, the Company shall within five (5) business days following the termination of this Agreement pay to Parent Two Million Dollars ($2,000,000) as compensation for lost opportunities and reimbursement of out-of-pocket fees and expenses incurred in connection with the Merger and the transactions contemplated by this Agreement (the "Topping Fee").

       (b) In the event this Agreement is terminated by Parent or Buyer pursuant to Section 10.2(a) or Section 10.2(b), where the failure giving rise to such right of termination shall have been caused in whole or in part by any action or inaction within the control of the Company or any Subsidiary (it being understood that any action or inaction outside the control of the Company or any Subsidiary such as, by way of example only, the filing of a lawsuit against them, shall not come within this Section 10.7(b)), the Company shall also pay to Parent the Topping Fee if (A) after the date hereof and before the termination of this Agreement, a proposal for an Acquisition Transaction shall have been made and publicly announced by any person (other than Parent, Buyer and their directors, officers, employees, agents and representatives), and (B) after the date hereof and at or prior to January 31, 2000, the Company shall have effected such Acquisition Transaction with such person or an affiliate thereof. The Topping Fee payable under this Section 10.7(b) shall be payable as a condition to the consummation of the foregoing Acquisition Transaction.

       (c) If any party fails to pay promptly the fees, costs or expenses due to another party pursuant to Sections 10.6 or 10.7, the party failing to make such payment shall also pay the other party's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fees, costs and/or expenses under said Sections, accruing from their due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending or reference rate quoted by Bank of America.

10.8. REMEDIES. Each party hereto hereby agrees that the sole and exclusive remedy of such party arising out of, resulting from, in connection with or relating to, directly or indirectly, another party's breach, default or failure in performance of any of such other party's covenants, agreements, representations or warranties occurring prior to the Effective Time, shall be termination of this Agreement pursuant to this
ARTICLE X, and receipt of a payment pursuant to Section 10.6 or 10.7 hereof, if applicable.

                                  ARTICLE XI
                                 MISCELLANEOUS

11.1. AMENDMENT AND MODIFICATION. At any time prior to the Effective Time, subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Buyer and the Company with respect to any of the terms contained herein.

11.2. WAIVER. At any time prior to the Effective Time, Parent and Buyer, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of each party.

11.3. SURVIVABILITY. The respective representations and warranties of Parent, Buyer and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

11.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by FedEx or other nationally recognized next-day courier, telecopied with confirmation of receipt, or mailed first class, postage prepaid, by certified mail, return receipt requested, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof) All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified below. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by certified mail, in the manner set forth above, within three (3) business days thereafter.

       (a)  if to the Company,
            to:                  Golden Genesis Company
                                 4585 McIntyre Street
                                 Golden, Colorado  80403
                                 Attention:  J. Michael Davis
                                 Fax No.:  (303) 271-7193
            with a copy to:      Hogan & Hartson L.L.P.
                                 1200 17th Street
                                 Suite 1500
                                 Denver, Colorado  80202
                                 Attention:  Steven A. Cohen, Esq.
                                 Fax No.:  (303) 899-7333

       (b)  if to Parent
            or Buyer, to:        Kyocera International, Inc.
                                 8611 Balboa Avenue
                                 San Diego, California 92123-1580
                                 Attention:  President
                                 Fax No.:  (619) 492-1456

            with a copy to:      Loeb & Loeb LLP
                                 1000 Wilshire Blvd., Suite 1800
                                 Los Angeles, California 90017
                                 Attention: Kenneth R. Benbassat, Esq.
                                 Fax No.:  (213) 688-3460

11.5. ASSIGNMENT. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, provided that Buyer may assign its rights and obligations under this Agreement to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment will relieve any party of its obligations under this Agreement. This Agreement, except for the provisions of Sections 2.2 and 3.2 hereof (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

11.6. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

11.7. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.8. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; and the masculine shall include the feminine and neuter, and vice versa. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "Subsidiary" shall mean each corporation, limited liability company, partnership, joint venture, trust or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interest therein having ordinary voting power to elect a majority of the board of directors or other governing body of such entity; (iii) the term "including" and words of similar import shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified; (iv) the term "to the Company's knowledge" (or words of similar import) shall mean to the knowledge of the Board or any senior officer of the Company; and (v) the term "Material Adverse Effect" or other similar phrase including the word "material" shall mean (i) with respect to the Company and the Subsidiaries, taken as a whole, any adverse change or effect or potential adverse change or effect, or any series thereof, involving more than Five Hundred Thousand Dollars ($500,000) in the aggregate, or (ii) an effect that is, or at the time of such effect it is probable that the effect will be, materially adverse to the ability of the Surviving Corporation to conduct the business of the Company and the Subsidiaries, taken as a whole, as presently conducted, following the Effective Time.

11.9. ENTIRE AGREEMENT. This Agreement and the Disclosure Letter and the exhibits and schedules hereto (which are incorporated herein by this reference) embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, that certain letter agreement, dated April 13, 1999, between the Company and Parent. There are no representations, promises, warranties, covenants or undertakings in respect of such subject matter, other than those expressly set forth or referred to herein and therein.

                                     *****

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

COMPANY:                            BUYER:
--------                            ------

GOLDEN GENESIS COMPANY              GGC ACQUISITION COMPANY

By:  /s/ J. Michael Davis           By:  /s/ Rodney N. Lanthorne
   ----------------------------        ----------------------------
   President                           President

                                    PARENT:
                                    ------

                                    KYOCERA INTERNATIONAL, INC.

                                    By:  /s/ Rodney N. Lanthorne
                                       ----------------------------
                                       President

                                   EXHIBIT A
                                   ---------

                          Certificate of Incorporation

                                       of

                             Golden Genesis Company



     First:    The name of the corporation is Golden Genesis Company.
     -----

     Second:   The address of the registered office of the corporation in the
     ------
State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

     Third:    The purpose of the corporation is to engage in any lawful act or
     -----
activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     Fourth:   The total number of shares of stock which the corporation is
     ------
authorized to issue is 17,153,000 shares of common stock with a par value of $.001 per share.

     Fifth:    The business and affairs of the corporation shall be managed by
     -----
the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

     Sixth:    In furtherance and not in limitation of the powers conferred by
     -----
the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws.

     Seventh:  The corporation reserves the right to amend and repeal any
     -------
provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     Eighth:   A Director of the corporation shall not be personally liable to
     ------
the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Ninth:    The name and mailing address of the incorporator (the
     -----
"Incorporator") are E.L. Kinsler, 1209 Orange Street, Wilmington, Delaware 19801. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

     Tenth:    The following persons, having the following mailing addresses,
     -----
shall serve as the directors of the corporation until the first annual meeting of the stockholders of the corporation or until their successors are elected and qualified:

               Name                          Mailing Address
               ----                          ---------------

               Jed J. Burnham                4584 McIntyre Street
                                             Golden, Colorado 80403

               John K. Coors                 4584 McIntyre Street
                                             Golden, Colorado 80403

               Joseph Coors, Jr.             4584 McIntyre Street
                                             Golden, Colorado 80403

               John Markle                   4584 McIntyre Street
                                             Golden, Colorado 80403

               Norman E. Miller              4584 McIntyre Street
                                             Golden, Colorado 80403

               Gerrit J. Wolfaardt           4584 McIntyre Street
                                             Golden, Colorado 80403

     Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   EXHIBIT B
                                   ---------

                      STOCK OPTION CANCELLATION AGREEMENT

     This STOCK OPTION CANCELLATION AGREEMENT is made this ____ day of __________, 1999 ("Agreement"), by and between Golden Genesis Company, a Delaware corporation (the "Company"), and __________ (the "Optionee").

                              W I T N E S S E T H:

     WHEREAS, the Company has previously established a 1998 Stock Option and Incentive Plan, a 1996 Stock Option Plan, a 1990 Stock Option Plan and a Non-Employee Directors Stock Option Plan (hereinafter collectively referred to as the "Plans"); and

     WHEREAS, the Company has, pursuant to one or more Stock Option Agreements (the "Stock Option Agreements") between the Company and the Optionee, previously issued to Optionee under one or more of the Plans one or more options to purchase shares of the Company's Common Stock, par value $.10 per share (the "Shares"), which options, as of the date hereof, have not been exercised, and which options are described in Schedule A attached hereto (the "Options"); and

     WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of May 26, 1999, by and among the Company, GGC Acquisition Company, and Kyocera International, Inc.(the "Merger Agreement"); and

     WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement (i) all of the Shares then issued and outstanding shall be cancelled and the Company's existing stockholders shall cease to be stockholders of the Company or any successor entity and shall receive a cash payment in the amount of $2.33 per share in consideration for cancellation of all of such Shares then owned by them; and (ii) the Shares shall cease to be listed on the NASDAQ Smallcap market and shall no longer be publicly traded on that or any other exchange or otherwise; and

     WHEREAS, the parties hereto hereby agree that it is in their mutual interests to cancel the Options.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below and for good and valuable consideration, the parties hereto have agreed as follows:

     1. Effective as of the Effective Time (as hereinafter defined), the Options shall be cancelled. Such cancellation shall be self-effectuating, requiring no further action on Company's part other than Company's compliance with its obligations hereunder. Upon cancellation of the Options, the Stock Option Agreements shall be null and void in their entirety. Furthermore, in consideration of the payment to be made to Optionee pursuant to this Agreement, Optionee hereby waives all notice requirements contained in the Plans and in the Stock Option Agreements.

     2. In full consideration of the cancellation of the Options, the Company shall pay Optionee at the Effective Time an amount equal to the product of (a) the excess, if any, by which the Merger Price (as hereinafter defined) exceeds the exercise price of the Option and (b) the number of Shares subject thereto.

     3. Subject to all applicable federal, state and local laws, rules and regulations with regard to the withholding of taxes, the Company shall pay the amount specified in Section 2 above by bank check, in a single lump sum payment, at the Effective Time.

     4. Notwithstanding Section 2, no amount shall be paid to Optionee with respect to an Option (or the portion thereof) which is exercised after the date hereof, but prior to the date of the Effective Time.

     5. The rights and obligations of the parties hereunder shall not be assignable.

     6.  For purposes of this Agreement, the following definitions shall apply:

         (i) "Effective Time" means the date and time of the filing of the Certificate of Merger (or the time specified therein) pursuant to the Merger Agreement; and

         (ii)  "Merger Price" means $2.33.

     7. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their personal representatives, administrators, executors, heirs, successors and assigns.

     8. All sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid sections, clauses or covenants were not contained herein.

     9. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first written above.

                                 The Company:

                                 GOLDEN GENESIS COMPANY



                                 By:
                                    ------------------------------------
                                    Name:  J. Michael Davis
                                    Title:  President


                                 Optionee:


                                 ---------------------------------------
                                 Signature


                                 Print Name:
                                            ----------------------------

                                 SCHEDULE A


[Instructions: List all unexercised options issued to the Optionee. With respect to each Option specify: (i) date of issuance, (ii) number of shares subject to the Option and (iii) option exercise price. With respect to any Option which has been partially exercised, specify the number of shares as to which the Option has not been exercised.]